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                                                                       EXHIBIT 3

                                     [LOGO]

                                                                January 10, 1997

Dear Stockholder:

    We are pleased to report that, on January 6, 1997, American Medical Response, Inc. (the "Company") entered into a merger agreement with Laidlaw Inc. and one of its subsidiaries that provides for the acquisition of the Company by Laidlaw at a price of $40.00 per share in cash. Under the terms of the proposed transaction, a Laidlaw subsidiary is today commencing a cash tender offer for all outstanding shares of the Company common stock at $40.00 per share. Following the successful completion of the Laidlaw tender offer, the Laidlaw subsidiary will be merged into the Company and all shares not purchased in the Laidlaw tender offer will be converted into the right to receive $40.00 per share in cash in the merger.

    YOUR BOARD OF DIRECTORS HAS APPROVED THE LAIDLAW TENDER OFFER AND DETERMINED THAT THE TERMS OF THE TENDER OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL COMPANY STOCKHOLDERS ACCEPT THE LAIDLAW TENDER OFFER AND TENDER THEIR SHARES TO LAIDLAW.

    In arriving at its recommendations, the Board of Directors gave careful consideration to a number of factors. These factors included the opinion dated January 6, 1997 of Smith Barney Inc., financial advisor to the Company, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration of $40.00 per share to be received by Company stockholders (other than Laidlaw and its affiliates) in the offer and the merger, taken together, was fair from a financial point of view to such stockholders.

    Accompanying this letter is a copy of the Company's Solicitation/Recommendation Statement on Schedule 14D-9. Also enclosed is Laidlaw's Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering shares. We urge you to read the enclosed materials, including Smith Barney's opinion which is attached to the Schedule 14D-9, carefully.

    The management and directors of American Medical Response, Inc. thank you for the support you have given the Company.

                                          Sincerely,

                                                 [SIGNATURE]
                                          Paul T. Shirley
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER